Exhibit 15.1

Letter re: Unaudited Interim Financial Information

August 5, 2026

To the Shareholders and the Board of Directors of CVS Health Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-3ASR No. 333-296179 and Form S-8 Nos. 333-296181, 333-279641, 333-273611, 333-271582, 333-270936, 333-238507, 333-230035, 333-228622, 333-167746, 333-217853, 333-208805, 333-141481, 333-139470, 333-63664, 333-91253, 333-49407, 333-34927 and 333-28043) of CVS Health Corporation of our report dated August 5, 2026, relating to the unaudited condensed consolidated interim financial statements of CVS Health Corporation that is included in its Form 10-Q for the quarter ended June 30, 2026.

/s/ Ernst & Young LLP

Boston, Massachusetts